Exhibit 99.1

News release	24 February 2010

AUSTAR 2009 Full Year Results

Key Highlights

For the twelve months ended 31 December 2009

(compared to the same period in 2008, unless otherwise stated)

•                  Total subscribers increased 3% to 741,647;

•                  Churn decreased to 1.29% from 1.36%;

•                  Total ARPU in Q4 09 increased 4% to $82.90 on Q4 08;

•                  MyStar penetration of 132,727 subscribers, or 22% of the residential subscriber base;

•                  Revenue increased 7% to $675m;

•                  Operating Expenses increased only 4% to $147 million;

•                  Operating Cash Flow (OCF)* increased 11% to $232 million;

•                  OCF margin increased 130bps to 34.5%; and

•                  Free Cash Flow+ increased 35% to $41m.

Austar United Communications (“AUSTAR”, ASX: AUN) today released its audited results for the full year ended 31 December 2009, highlighting the subscription television business’ continued growth and strong financial performance in the face of a difficult consumer climate.

In 2009 21,377 new customers joined the service, with total television subscribers increasing to 741,647. With additional product uptake and consistent tier penetration, ARPU continued to grow, ending the fourth quarter at $82.90. MyStar, AUSTAR’s personal digital recorder, exceeded all expectations, almost doubling to 132,727 subscribers, or 22 percent of residential subscribers at 31 December. Following the launch of AUSTAR’s High Definition service in mid-November, 18  percent of MyStar customers now take MyStar HD. Customer churn, which historically increases at the end of the year, also stood out with a decrease from 1.39% to 1.25% from the previous corresponding quarter, the best Q4 churn result in five years.

Chief Executive Officer, Mr John Porter, said: “2009 was a challenging year for regional Australians, who faced both natural disasters and a worsening economy. In this difficult environment, AUSTAR proved itself to be a valued form of entertainment. Not only did we continue to grow subscribers, but we reduced our overall churn profile. In addition, our ratings figures show that viewership has increased 4.2%. Underpinning these figures is an agile, strong business that has shown it can withstand and prosper in difficult conditions.”

OCF for the twelve months increased by 11 percent to $232 million compared to the previous corresponding period, reflecting a seven percent increase in revenue to $675 million but only a

AUSTAR United Communications Limited Locked Bag A3940, Sydney South, NSW 1235
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four percent increase in operating expenses to $147 million.  Net profit was $59 million for the twelve months. Cash capital expenditure was flat year on year despite continued investment in subscriber growth, including installation and inventory of MyStar HD boxes. Free Cash Flow for the 12 months ending 31 December was up 35 percent to $41 million.

Mr Porter said: “We’ve worked hard to ensure that small variations in our rate of growth do not adversely impact our earnings, and this is reflected in our financial results for 2009. Last year we continued to invest in growth, leading with the launch of our high definition service in the fourth quarter, but operationally we maintained stringent cost controls. These controls once again led to double digit OCF growth and expanded margins.”

Mr Porter continued: “In 2010, we look forward to not only a steady economic recovery, but to a market that seizes the entertainment opportunities offered by AUSTAR. We are building on our reputation as a one-stop entertainment shop: our HD offering is second to none in regional Australia, and we’re expanding our sales channels through regional Harvey Norman stores. Throughout the year we’ll be rolling out new content and options including some exciting additions online for an enhanced viewer experience.”

Mr Porter also noted that the Company saw significant opportunities arising from the Australian Government’s proposed National Broadband Network. “Regional Australia is crying out for the competition and choice that a well executed National Broadband Network can provide.  We believe that the first priority for the NBN program must be to address the needs of underserved regional areas, and the quickest and most economic way to do this would be the building of national regional wireless broadband network. As one of the largest retail brands in our market, it has been frustrating that we have been unable to provide our customers with a competitive, high-speed broadband product, and we are hopeful that the NBN project will help to make this a reality.

“We are focussed on providing shareholder value and in 2010 will continue to operate the business in a way that provides excellent value for both our customers and our investors.”

Notes:

* Operating Cash Flow — previously described as EBITDA and is defined as Revenue, less Operating Expenses,  excluding stock based compensation, Foreign Exchange, Depreciation, Amortisation, provisions for litigation, impairment and restructuring.

+ Free Cash Flow is defined as net Cash Flow from Operating Activities less Capital Expenditures

Non-GAAP measures — Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

-ENDS-

For further information contact:

Deanne Weir Group Director, Corporate Development +61 2 9295 0103 / 0402 865 300 dweir@austar.com.au	Emma Rackley Group Manager, Corporate Affairs +61 2 9394 9806 or 0422 823 000 erackley@austar.com.au

Austar United Communications (AUSTAR)

www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 740,000 customers enjoying principally satellite digital television services. Internet and mobile telephony services complete AUSTAR’s product offering. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V] Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, CountryMusic Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of Subscribers, holds an indirect controlling stake in AUSTAR.